EXHIBIT 5

[THOMPSON HINE LLP LETTERHEAD]

October 18, 2013

Cache, Inc.

1440 Broadway

New York, NY 10018

Ladies and Gentlemen:

We have acted as counsel to Cache, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) registering: (i) up to 1,065,693 shares (the “Plan Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), pursuant to the Company’s 2013 Stock Incentive Plan (the “Plan”) and (ii) up to 1,000,000 shares (the “Inducement Award Shares”) of Common Stock upon the exercise of options to purchase shares of Common Stock granted pursuant a Nonqualified Stock Option Agreement, dated as of February 5, 2013, to Jay Margolis in connection with the commencement of his employment with the Company (the “Inducement Award”).

In connection with this opinion, we have examined the Registration Statement and such other records, instruments and documents as we have deemed advisable in order to render this opinion. In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

Based upon the foregoing examination, we are of the opinion that: (i) the Plan Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company; and (ii) the Inducement Award Shares have been duly authorized and, when issued in accordance with the terms of the Inducement Award, including receipt of the exercise price in accordance with the terms of the Inducement Award, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

This opinion is limited to the specific matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing laws, rules, regulations and judicial decisions, and we disclaim any obligation to advise you with respect to any changes in such laws, rules, regulations or judicial decisions that may occur after the date of this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement; provided that, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ THOMPSON HINE LLP